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                                                                      EXHIBIT 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                      THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                         DECEMBER 31,                        DECEMBER 31,
                                                    -------------------------         --------------------------
                                                       2001             2000              2001             2000
                                                       ----             ----              ----             ----
Income (loss) before income taxes
     and minority interest                           $(1,062)         $ 1,357          $(16,706)         $   860
Interest expense                                       2,964            3,463             6,057            7,227
Interest portion of rent expense                         232              191               475              365
                                                     -------          -------          --------          -------
     EARNINGS (LOSS)                                 $ 2,134          $ 5,011          $(10,174)         $ 8,452
                                                     =======          =======          ========          =======


Interest expense                                     $ 2,964          $ 3,463          $  6,057          $ 7,227
Interest capitalized                                     307              112               603              188
Interest portion of rent expense                         232              191               475              365
Preferred share accretion                                694              648             1,347            1,258
Additional preferred shares accretion from
  cumulative effect of accounting change
  for beneficial conversion option                         -            5,329                 -            5,329
                                                     -------          -------          --------          -------
     FIXED CHARGES                                   $ 4,197          $ 9,743          $  8,482          $14,367
                                                     =======          =======          ========          =======
RATIO OF EARNINGS TO FIXED CHARGES                       0.5              0.5                 -              0.6
                                                     =======          =======          ========          =======

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the three months ended December 31, 2001, earnings were inadequate to cover fixed charge requirements by $2,063. For the six months ended December 31, 2001, earnings were inadequate to cover fixed charge requirements by $18,656. For the three months ended December 31, 2000, earnings were inadequate to cover fixed charge requirements by $4,732. For the six months ended December 31, 2000, earnings were inadequate to cover fixed charge requirements by $5,915.